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As filed with the Securities and Exchange Commission on September 9, 2016

Registration No. 333-212896

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 3
to FORM F-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

The Bank of N.T. Butterfield & Son Limited
(Exact Name of Registrant as Specified in Its Charter)

Bermuda (State or other jurisdiction of incorporation or organization)	6029 (Primary Standard Industrial Classification Code Number)	N/A (IRS Employer Identification Number)

65 Front Street
Hamilton, HM 12
Bermuda
+1 441 295 1111
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

C T Corporation System
111 Eighth Avenue
New York, NY 10011
(212) 590-9070
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Edward J. Lee, Esq. Wachtell, Lipton, Rosen & Katz 51 West 52nd Street New York, New York 10019 +1 (212) 403-1000	John B. Meade, Esq. Davis Polk & Wardwell LLP 450 Lexington Avenue New York, New York 10017 +1 (212) 450-4000

Approximate date of commencement of proposed sale to the public:
As promptly as practicable after this Registration Statement becomes effective.

           If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, please check the following box.    ☐

           If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, as amended, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

           If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, as amended, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

           If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, as amended, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee(2)

Common shares, BM$0.01(3) par value	$305,851,050	$30,799

(1)
Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended.

(2)
Previously paid.

(3)
The Bermuda Dollar is pegged to the US Dollar on a one-to-one basis at BM$1.00 = US$1.00.

           The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

 EXPLANATORY NOTE

          This Amendment No. 3 to the Form F-1 Registration Statement (Registration No. 212896) is being filed solely to update Item 8, the list of exhibits, and to file Exhibit 1.1, Exhibit 5.1 and Exhibit 23.2. This Amendment does not modify (i) any provision of the prospectus that constitutes Part I of the Form F-1 Registration Statement (and accordingly Part I has been omitted from this filing) or (ii) any Item of Part II of the Form F-1 Registration Statement other than Item 8, the list of exhibits.

 PART II INFORMATION NOT REQUIRED IN PROSPECTUS

Item 6.    Indemnification of Directors and Officers.

          Section 98 of the Companies Act provides generally that a Bermuda company may indemnify its directors, officers and auditors against any liability which by virtue of any rule of law would otherwise be imposed on them in respect of any negligence, default, breach of duty or breach of trust, except in cases where such liability arises from fraud or dishonesty of which such director, officer or auditor may be guilty in relation to the company. Section 98 further provides that a Bermuda company may indemnify its directors, officers and auditors against any liability incurred by them in defending any proceedings, whether civil or criminal, in which judgment is awarded in their favor or in which they are acquitted or granted relief by the Supreme Court of Bermuda pursuant to section 281 of the Companies Act.

          The registrant's bye-laws provide that it shall indemnify its officers and directors in respect of their actions and omissions, except in respect of their fraud or dishonesty. Section 98A of the Companies Act permits the registrant to purchase and maintain insurance for the benefit of any officer or director in respect of any loss or liability attaching to him in respect of any negligence, default, breach of duty or breach of trust whether or not the registrant may otherwise indemnify such officer or director.

          The registrant maintains insurance policies under which coverage is provided (a) to its directors and officers, in their respective capacities as such, against loss arising from a claim made for any actual or alleged wrongful act, and (b) to itself with respect to payments which the registrant may make to such officers and directors pursuant to the above indemnification provision or otherwise as a matter of law.

          Reference is made to the form of underwriting agreement to be filed as Exhibit 1.1 hereto for provisions providing that the underwriters are obligated, under certain circumstances, to indemnify the registrant's directors, officers and controlling persons against certain liabilities under the Securities Act.

Item 7.    Recent Sales of Unregistered Securities.

  None.

Item 8.    Exhibits and Financial Statements Schedules.

          The following documents are filed as exhibits hereto:

Exhibit No.	Description
1.1	Form of Underwriting Agreement
3.1	Bye-laws of The Bank of N.T. Butterfield & Son Limited*
3.2	The N.T. Butterfield & Son Bank Act, 1904*
4.1	Form of Specimen of Common Registered Share Certificate*
4.2	Certificate of Designation of 8.0% Non-Cumulative Perpetual Limited Voting Preference Shares of The Bank of N.T. Butterfield & Son Limited*
4.3	Preference Shares Guarantee Agreement dated as of June 22, 2009 by and among the Government of Bermuda, The Bank of N.T. Butterfield & Son Limited and The Bank of New York Mellon as Trustee*
4.4
Warrant Agreement for purchase of 4,279,601 Common Shares of The Bank of N.T. Butterfield & Son Limited, dated as of June 22, 2009, by and between The Bank of N.T. Butterfield & Son Limited and the Ministry of Finance of Bermuda*
5.1	Opinion of Conyers Dill & Pearman Limited
10.1
Amended and Restated Investment Agreement by and among The Bank of N.T. Butterfield & Son Limited, Carlyle Global Financial Services Partners, L.P., and CGFSP Coinvestment L.P., dated as of August 4, 2016*
10.2	The Bank of N.T. Butterfield & Son Limited 2010 Omnibus Share Incentive Plan*
21.1	List of Subsidiaries*
23.1	Consent of PricewaterhouseCoopers Ltd.*
23.2	Consent of Conyers Dill & Pearman Limited (included in Exhibit 5.1)
24.1	Power of Attorney of certain directors and officers of the registrant (included on signature page to the Registration Statement)*
24.2	Power of Attorney of David Zwiener*

*
Previously filed.

Item 9.    Undertakings.

          The undersigned registrant hereby undertakes that:

  (1)
  The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

  (2)
  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

  (3)
  For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

  (4)
  For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

 SIGNATURES

          Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that is has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Hamilton, Bermuda, on September 9, 2016.

The Bank of N.T. Butterfield & Son Limited
By:	/s/ MICHAEL COLLINS
	Name:	Michael Collins
	Title:	Chief Executive Officer

          Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Signatures	Title	Date

/s/ MICHAEL COLLINS Michael Collins	Chief Executive Officer (Principal Executive Officer)	September 9, 2016
/s/ MICHAEL SCHRUM Michael Schrum	Chief Financial Officer (Principal Financial Officer)	September 9, 2016
* Jeffrey Bennett	Chief Accountant (Principal Accounting Officer)	September 9, 2016
* E. Barclay Simmons	Non-Executive Chairman and Director	September 9, 2016
* Alastair Barbour	Director	September 9, 2016
* James F. Burr	Director	September 9, 2016
* Caroline Foulger	Director	September 9, 2016

Signatures	Title	Date

* Conor O'Dea	Director	September 9, 2016
* Wolfgang Schoellkopf	Director	September 9, 2016
* Richard Venn	Director	September 9, 2016
* John Wright	Director	September 9, 2016
* David Zwiener	Director	September 9, 2016

*By:	/s/ MICHAEL SCHRUM Attorney-in-Fact

 SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

          Pursuant to the United States Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States for The Bank of N.T. Butterfield & Son Limited, has signed this registration statement and any amendment thereto on September 9, 2016.

By:	/s/ MICHAEL SCHRUM
	Name:	Michael Schrum
	Title:	Chief Financial Officer

Exhibit No.	Description
1.1	Form of Underwriting Agreement
3.1	Bye-laws of The Bank of N.T. Butterfield & Son Limited*
3.2	The N.T. Butterfield & Son Bank Act, 1904*
4.1	Form of Specimen of Common Registered Share Certificate*
4.2	Certificate of Designation of 8.0% Non-Cumulative Perpetual Limited Voting Preference Shares of The Bank of N.T. Butterfield & Son Limited*
4.3	Preference Shares Guarantee Agreement dated as of June 22, 2009 by and among the Government of Bermuda, The Bank of N.T. Butterfield & Son Limited and The Bank of New York Mellon as Trustee*
4.4
Warrant Agreement for purchase of 4,279,601 Common Shares of The Bank of N.T. Butterfield & Son Limited, dated as of June 22, 2009, by and between The Bank of N.T. Butterfield & Son Limited and the Ministry of Finance of Bermuda*
5.1	Opinion of Conyers Dill & Pearman Limited
10.1
Amended and Restated Investment Agreement by and among The Bank of N.T. Butterfield & Son Limited, Carlyle Global Financial Services Partners, L.P., and CGFSP Coinvestment L.P., dated as of August 4, 2016*
10.2	The Bank of N.T. Butterfield & Son Limited 2010 Omnibus Share Incentive Plan*
21.1	List of Subsidiaries*
23.1	Consent of PricewaterhouseCoopers Ltd.*
23.2	Consent of Conyers Dill & Pearman Limited (included in Exhibit 5.1)
24.1	Power of Attorney of certain directors and officers of the registrant (included on signature page to the Registration Statement)*
24.2	Power of Attorney of David Zwiener*

*
Previously filed.

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EXPLANATORY NOTE
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
  Item 6. Indemnification of Directors and Officers.
  Item 7. Recent Sales of Unregistered Securities.
  Item 8. Exhibits and Financial Statements Schedules.
  Item 9. Undertakings.
SIGNATURES
SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES